Exhibit 3.27

AGREEMENT OF LIMITED PARTNERSHIP

OF

RAI MERGER LIMITED PARTNERSHIP

(TO BE RENAMED AMANA COMPANY, L.P.)

AGREEMENT OF LIMITED PARTNERSHIP

OF

RAI MERGER LIMITED PARTNERSHIP

TABLE OF CONTENTS

		Page

	ARTICLE I
	DEFINITIONS

1.01	Certain Definitions	1
1.02	Other Definitions	2
1.03	Construction	2

	ARTICLE II
	ORGANIZATION

2.01	Formation	2
2.02	Name	3
2.03	Registered Office; Registered Agent; Other Offices	3
2.04	Purposes	3
2.05	Certificate; Foreign Qualification	3
2.06	Term	3

	ARTICLE III
	PARTNERS AND PARTNERSHIP INTERESTS

3.01	Initial Partners	3
3.02	Dispositions of Partnership Interests	4
3.03	Additional Partnership Interests	4

	ARTICLE IV
	CAPITAL CONTRIBUTIONS

4.01	Initial Contributions	4
4.02	Subsequent Contributions	4
4.03	Additional Funds	4
4.04	Capital Accounts	4

	ARTICLE V
	ALLOCATIONS AND DISTRIBUTIONS

5.01	Allocations	5
5.02	Distributions	5

i

	ARTICLE VI MANAGEMENT AND OPERATION

6.01	Management of Partnership Affairs	5
6.02	Compensation	6
6.03	Standards and Conflicts	6
6.04	Indemnification	6
6.05	Power of Attorney	7

	ARTICLE VII
	RIGHTS OF LIMITED PARTNERS

7.01	Information	7
7.02	Withdrawal	8
7.03	Consents and Voting	8

	ARTICLE VIII
	TAXES

8.01	Tax Returns	8
8.02	Tax Elections	8
8.03	Tax Matters Partner	9

	ARTICLE IX
	BOOKS, RECORDS AND BANK ACCOUNTS

9.01	Maintenance of Books	9
9.02	Accounts	9

	ARTICLE X
	WITHDRAWAL, BANKRUPTCY, ETC. OF GENERAL PARTNER

10.01	Withdrawal, Bankruptcy, Etc. of General Partner	9
10.02	Conversion of Interest	10

	ARTICLE XI
	DISSOLUTION, LIQUIDATION, AND TERMINATION

11.01	Dissolution	10
11.02	Liquidation and Termination	11
11.03	Termination	12

	ARTICLE XII
	GENERAL PROVISIONS

12.01	Offset	12
12.02	Notices	12
12.03	Entire Agreement; Supersedure	13

ii

12.04	Effect of Waiver or Consent	13
12.05	Amendment or Modification	13
12.06	Binding Effect	13
12.07	Governing Law; Severability	13
12.08	Further Assurances	13
12.09	Waiver of Certain Rights	13
12.10	Indemnification	13
12.11	Counterparts	13

EXHIBIT A: Names, Addresses, Sharing Ratios and Initial Capital Contributions of Partners

iii

AGREEMENT OF LIMITED PARTNERSHIP

OF

RAI MERGER LIMITED PARTNERSHIP

This AGREEMENT OF LIMITED PARTNERSHIP OF RAI MERGER LIMITED PARTNERSHIP (this “Agreement”) is made and entered into as of July 9, 1997, by and among the Partners (as defined below).

FOR AND IN CONSIDERATION OF the mutual covenants, rights, and obligations set forth in this Agreement, the benefits to be derived from them, and other good and valuable consideration, the receipt and the sufficiency of which each Partner acknowledges and confesses, the Partners agree as follows:

ARTICLE I DEFINITIONS

1.01 Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Act” means the Delaware Revised Uniform Limited Partnership Act and any successor statute, as amended from time to time.

“Agreement” means this Agreement of Limited Partnership of RAI Merger Limited Partnership, as it may be amended in accordance with the provisions below.

“Bankrupt Partner” means any Partner (whether the General Partner or a Limited Partner) with respect to which an event of the type described in Section 17-402(a)(4) or (5) of the Act has occurred, subject to the lapsing of any period of time therein specified.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which banks in the State of Texas generally are closed.

“Capital Contribution” means any contribution by a Partner to the capital of the Partnership.

“Certificate” means the certificate of limited partnership of the Partnership, as amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Dispose” or “Disposition” means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest, or other disposition or encumbrance, or the acts of the foregoing.

“General Partner” means the initial general partner named in Section 3.01 or any other Person subsequently admitted to the Partnership as the general partner as provided in this Agreement, but does not include any Person who has ceased to be the general partner in the Partnership.

“Limited Partner” means the initial limited partner named in Section 3.01 or any other Person subsequently admitted to the Partnership as a limited partner as provided in this Agreement, but does not include any Person who has ceased to be a limited partner in the Partnership.

“Partner” means the General Partner or any Limited Partner.

“Partnership” means RAI Merger Limited Partnership.

“Partnership Interest” means the interest of a Partner in the Partnership, including, without limitation, rights to distributions (liquidating or otherwise), allocations, information, and to consent or approve.

“Person” has the meaning given that term in Section 17-101(12) of the Act.

“Requesting Partner” has the meaning given that term in Section 8.01.

“Required Interest” means one or more Limited Partners having among them more than 50% of the Sharing Ratios of all Limited Partners in their capacities as such.

“Required Partners” means one or more Partners having among them more 50% of the Sharing Ratios of all Partners.

“Sharing Ratio” means (a) in the case of a Partner executing this Agreement as of the date of this Agreement, the percentage specified for that Partner as its Sharing Ratio on Exhibit A, and (b) in the case of a Partnership Interest issued under Section 10.01(c) or 10.02, the Sharing Ratio established in that provision.

1.02 Other Definitions. Other terms defined in this Agreement have the meanings so given them.

1.03 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits are to Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes.

ARTICLE II

ORGANIZATION

2.01 Formation. Effective with the first proper filing of the Certificate as described in Section 2.05, the Persons executing this Agreement as of the date of this Agreement form a limited partnership (the “Partnership”) for the purposes set forth in this Agreement.

2.02 Name. The name of the Partnership is currently “RAI Merger Limited Partnership”, but such name shall be changed to “The Amana Company, L.P.” or “Amana Company, L.P.” as soon as practicable and all Partnership business must be conducted in that latter name or such other names that comply with applicable law as the General Partner may select from time to time.

2.03 Registered Office; Registered Agent; Other Offices. The registered office of the Partnership in the State of Delaware shall be at such place as the General Partner may designate from time to time. The registered agent for service of process on the Partnership in the State of Delaware or any other jurisdiction shall be such Person or Persons as the General Partner may designate from time to time. The Partnership may have such other offices as the General Partner may designate from time to time.

2.04 Purposes. The purposes of the Partnership are to carry on any lawful business for which limited partnerships may be formed under the Act.

2.05 Certificate; Foreign Qualification. Promptly following the execution of this Agreement, the General Partner shall execute and cause to be filed with the Secretary of State of Delaware a Certificate containing information required by the Act and such other information as the General Partner may deem appropriate. Prior to the Partnership’s conducting business in any jurisdiction other than Delaware, the General Partner shall cause the Partnership to comply, to the extent those matters are reasonably within the control of the General Partner, with all requirements necessary to qualify the Partnership as a foreign limited partnership (or a partnership in which the Limited Partners have limited liability) in that jurisdiction. At the request of the General Partner, each Limited Partner shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to form, qualify, continue, and terminate the Partnership as a limited partnership under the law of the State of Delaware and to qualify, continue, and terminate the Partnership as a foreign limited partnership (or a partnership in which the Limited Partners have limited liability) in all other jurisdictions in which the Partnership may conduct business, and to this end the General Partner may use the power of attorney described in Section 6.05.

2.06 Term. The Partnership shall commence on the date the Certificate first is properly filed with the Secretary of State of Delaware and shall continue in existence until its business and affairs are wound up following dissolution automatically at the close of Partnership business on December 31, 2050, or such earlier time as this Agreement may specify. The Partnership may not conduct business before the Certificate has been filed with the Secretary of State of Delaware.

ARTICLE III

PARTNERS AND PARTNERSHIP INTERESTS

3.01 Initial Partners. The initial general partner is Dayton Holding Company, a Tennessee corporation, and the initial limited partner is Goodman Manufacturing Company, L.P., a Texas limited partnership, each of which is admitted to the Partnership as the general partner or limited partner, respectively, effective with the commencement of the Partnership.

3.02 Dispositions of Partnership Interests. Partnership Interests may be Disposed of, and Persons to which such Partnership Interests are Disposed may be admitted as Partners, only with the unanimous consent of the existing Partners.

3.03 Additional Partnership Interests. Additional Partnership Interests may be created and issued to new or existing Partners only with the unanimous consent of the existing Partners.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.01 Initial Contributions. Contemporaneously with the commencement of the business of the Partnership and no later than its merger with Raytheon Appliances, Inc., the initial Partners will make the initial Capital Contributions, in cash, as are indicated opposite their respective names on Exhibit A hereto.

4.02 Subsequent Contributions. The Partners may make additional Capital Contributions at any time.

4.03 Additional Funds. In the event that additional funds (that is, funds in excess of the initial Capital Contributions of the Partners) are necessary for Partnership operations, such funds shall be obtained by the General Partner who shall have the authority to borrow such funds as may be necessary from a lending institution or other source (including any Partner), pursuant to Section 6.01. If any such loans are funded from outside sources, the interest payable on such loans shall be an operating expense payable by the Partnership. If any or all of the Partners make such loans to the Partnership, they shall be paid interest on such loans in an amount equal to the interest that the Partnership would be required to pay to borrow such funds from outside sources. The interest thus paid to any Partner shall likewise be treated as an operating expense of the Partnership. Loans made by any Partner to the Partnership shall be repaid in the same manner as loans made to the Partnership by outside third parties, such as banks, except as otherwise provided by law, and shall not constitute a Capital Contribution. Any payment by the General Partner on account of liability as a matter of law for Partnership obligations is deemed to be a loan to the Partnership under this Section 4.03.

4.04 Capital Accounts. A capital account shall be established and maintained for each Partner. Each Partner’s capital account (a) shall be increased by (i) the amount of money contributed by that Partner to the Partnership, (ii) the fair market value of property contributed by that Partner to the Partnership (net of liabilities secured by the contributed property that the Partnership is considered to assume or take subject to under section 752 of the Code), and (iii) allocations to that Partner of Partnership income and gain (or items of income and gain), including income and gain exempt from tax and income and gain described in Treas. Reg. § 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treas. Reg. § 1.704-1(b)(4)(i), and (b) shall be decreased by (i) the amount of money distributed to that Partner by the Partnership, (ii) the fair market value of property distributed to that Partner by the Partnership (net of liabilities secured by the distributed property that the Partner is considered to assume or take subject to under section 752 of the Code), (iii) allocations to that Partner of expenditures of the Partnership described in section 705(a)(2)(B) of the Code, and (iv) allocations of Partnership loss and deduction (or items of loss and deduction), including loss and deduction described in Treas. Reg. § 1.704-1(b)(2)(4)(g) but excluding items described in clause (b)(iii) above and loss or deduction described in Treas. Reg. § 1.704-1(b)(4)(i) or § 1.704-1(b)(4)(iii). The Partners’ capital accounts also shall be maintained and adjusted as permitted by the provisions of Treas. Reg. § 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treas. Reg. §§ 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Partners of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treas. Reg. § 1.704-1(b)(2)(iv)(g). A Partner that has more than one Partnership Interest shall have a single capital account that reflects all its Partnership Interests, regardless of the class of Partnership Interests owned by that Partner and regardless of the time or manner in which those Partnership Interests were acquired.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

5.01 Allocations. Except as may be required by section 704(c) of the Code and Treas. Reg. § 1.704-1(b)(2)(iv)(f)(4), and subject to the provisions of Section 11.02, all items of income, gain, loss, deduction, and credit of the Partnership shall be allocated among the Partners in accordance with their Sharing Ratios.

5.02 Distributions. (a) At least once each year prior to commencement of winding up under Section 11.02, the General Partner shall determine in its reasonable judgment to what extent (if any) the Partnership’s cash on hand exceeds its current and anticipated needs, including, without limitation, for operating expenses, debt service, acquisitions, and a reasonable contingency reserve. If such an excess exists, the General Partner shall cause the Partnership to distribute to the Partners, in accordance with their Sharing Ratios, an amount in cash equal to that excess.

(b) From time to time the General Partner also may cause property of the Partnership other than cash to be distributed to the Partners, which distribution must be made in accordance with their Sharing Ratios and may be made subject to existing liabilities and obligations. Immediately prior to such a distribution, the capital accounts of the Partners shall be adjusted as provided in Treas. Reg. § 1.704-1(b)(2)(iv)(f).

ARTICLE VI

MANAGEMENT AND OPERATION

6.01 Management of Partnership Affairs. (a) Except for situations in which the approval of the Limited Partners is expressly required by this Agreement or by nonwaivable provisions of applicable law, the General Partner shall have full, complete, and exclusive authority to manage and control the business, affairs, and properties of the Partnership, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Partnership’s business, including, without limitation, to borrow money and issue evidences of indebtedness and secure the same by mortgage, pledge or other lien on any and all assets of the Partnership. The General Partner may make all decisions and take all actions for the Partnership not otherwise provided for in this Agreement.

(b) A Limited Partner may not act for or on behalf of the Partnership, do any act that would be binding on the Partnership, or incur any expenditures on behalf of the Partnership.

(c) Any Person dealing with the Partnership, other than a Limited Partner, may rely on the authority of the General Partner in taking any action in the name of the Partnership without inquiry into the provisions of this Agreement or compliance with it, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

6.02 Compensation. The General Partner is not entitled to a management fee or other compensation for its services as General Partner, but it is entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of its service in that capacity in accordance with this Agreement, including for the portion of its overhead reasonably allocable to Partnership activities.

6.03 Standards and Conflicts. (a) Except as provided otherwise in this Agreement, the General Partner shall conduct the affairs of the Partnership in good faith toward the best interests of the Partnership. THE GENERAL PARTNER IS LIABLE FOR ERRORS OR OMISSIONS IN PERFORMING ITS DUTIES WITH RESPECT TO THE PARTNERSHIP ONLY IN THE CASE OF BAD FAITH OR BREACH OF THE PROVISIONS OF THIS AGREEMENT, BUT NOT OTHERWISE. The General Partner shall devote such time and effort to the Partnership business and operations as is necessary to promote fully the interests of the Partnership; however, the General Partner need not devote full time to Partnership business.

(b) Subject to the other provisions of this Agreement, the General Partner and each Limited Partner at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Partnership, with no obligation to offer to the Partnership or any other Partner the right to participate in those activities.

(c) The Partnership may transact business with any Partner or affiliate of a Partner, provided the terms of the transactions are no less favorable than those the Partnership could obtain from unrelated third parties.

6.04 Indemnification. To the fullest extent permitted by law, on request by the Person indemnified the Partnership shall indemnify the General Partner and its officers, directors, employees, and agents and hold them harmless from and against all losses, costs, liabilities, damages, and expenses (including, without limitation, costs of suit and attorney’s fees) any of them may incur arising out of or incidental to the General Partner’s management of the Partnership affairs or to any Person’s acting as an officer, director, employee or agent of the General Partner with respect to Partnership affairs, SPECIFICALLY INCLUDING THE PERSON INDEMNIFIED’S SOLE, PARTIAL, OR CONCURRENT NEGLIGENCE OR GROSS NEGLIGENCE, and on request by the Person indemnified the Partnership shall advance expenses associated with defense of any related action; provided, however, that this indemnity does not apply to actions constituting bad faith or breach of the provisions of this Agreement.

6.05 Power of Attorney. Each Limited Partner appoints the General Partner (and any liquidator pursuant to Section 11.02) as that Limited Partner’s attorney-in-fact for the purpose of executing, swearing to, acknowledging, and delivering all certificates, documents, and other instruments as may be necessary, appropriate, or advisable in the judgment of the General Partner (or the liquidator) in furtherance of the business of the Partnership or complying with applicable law, including, without limitation, filings of the type described in Section 2.05. This power of attorney is irrevocable and is coupled with an interest. On request by the General Partner (or the liquidator), a Limited Partner shall confirm its grant of this power of attorney or any use of it by the General Partner (or the liquidator) and shall execute, swear to, acknowledge, and deliver any such certificate, document, or other instrument.

ARTICLE VII

RIGHTS OF LIMITED PARTNERS

7.01 Information. In addition to the other rights set forth in this Agreement, each Limited Partner, on written request stating the purpose, may examine, in person or by such Limited Partner’s representative, at the offices of the Partnership, at reasonable times to be agreed upon by the General Partner, for any proper purpose, and at such Limited Partner’s expense, the books of account of the Partnership and all other information kept by the Partnership. Such Limited Partner may, at its expense, copy all such information, provided that it is not “Confidential Information”. “Confidential Information” means (i) the Partnership’s federal, state and local information or income tax returns, (ii) the Partnership’s books of account, (iii) the Partnership’s monthly, quarterly and annual financial statements and (iv) any other information identified by the General Partner as Confidential Information.

Each Limited Partner agrees to maintain, and to cause such Limited Partner’s representatives to maintain, the strict confidentiality of all Confidential Information obtained or learned by such Limited Partner or its representatives from the Partnership. In no event shall a Limited Partner or its representatives use any Confidential Information for any purpose other than to evaluate such Limited Partner’s ownership interest in the Partnership, nor shall such Limited Partner or representatives disclose any Confidential Information to any Person who is not already authorized to use and have access to such Confidential Information.

In addition to any other remedy available at law, the Partnership shall be entitled to injunctive or other equitable relief in the event of any actual or threatened breach by a Limited Partner of any provision of this Section 7.01. Each Limited Partner agrees that the actual or threatened breach by such Partner of any provision of this Section 7.01 shall constitute an irreparable injury and an imminent real threat of harm for which the Partnership has no adequate remedy at law. Further, each Limited Partner waives all objections to the entry of mandatory injunctive relief if sought by the Partnership to enforce the provisions of this Section 7.01. No failure or delay by the Partnership in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any further exercise of any such right or remedy.

The rights of each Limited Partner under this Section 7.01 are exclusive of any rights of inspection under the Act or common law.

7.02 Withdrawal. A Limited Partner does not have the right or power to withdraw from the Partnership as a limited partner.

7.03 Consents and Voting. (a) Subject to the provisions of Section 6.03(a) with respect to the General Partner in its capacity as such, a Partner (including the General Partner with respect to any Partnership Interest it may have as a Limited Partner) may grant or withhold its consent or vote its interest in its sole discretion, without regard to the interests of the Partnership or any other Partner.

(b) In any request for consent or approval from another Partner, the General Partner may specify a response period, ending no earlier than the fifth and no later than the 15th Business Day following the date on which the Partner whose consent or approval is sought receives the request as described in Section 12.02. If the receiving Partner does not respond by the end of this period, it shall be deemed to have consented to or approved the action set forth in the request.

ARTICLE VIII

TAXES

8.01 Tax Returns. The General Partner shall cause to be prepared and filed all necessary federal and state income tax returns for the Partnership, including making the elections described in Section 8.02. Each Limited Partner shall furnish to the General Partner all pertinent information in its possession relating to Partnership operations that is necessary to enable the Partnership’s income tax returns to be prepared and filed.

Each Partner (a “Requesting Partner”) agrees (i) to give each other Partner and the Partnership 30-days written notice of the Requesting Partner’s intention to seek disclosure from the Internal Revenue Service of any information to which the Requesting Partner is entitled to pursuant to section 6103(e)(1)(C) of the Code and (ii) not to seek such disclosure if the Requesting Partner is requested in writing to not seek such disclosure by Required Partners within 21 days from the date such Required Partners receive the 30-days written notice from the Requesting Partner.

8.02 Tax Elections. The Partnership shall make the following elections on the appropriate tax returns:

(a) to adopt the calendar year as the Partnership’s fiscal year;

(b) to adopt the accrual method of accounting and to keep the Partnership’s books and records on accrual method;

(c) if a distribution of Partnership property as described in section 734 of the Code occurs, on request by notice from any Partner, to elect, pursuant to section 754 of the Code, to adjust the basis of Partnership properties;

(d) to elect to amortize the organizational expenses of the Partnership ratably over a period of 60 months as permitted by section 709(b) of the Code; and

(e) any other election the General Partner may deem appropriate and in the best interests of the Partners.

Neither the Partnership nor any Partner may make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law.

8.03 Tax Matters Partner. The General Partner shall be the “tax matters partner” of the Partnership pursuant to section 6231(a)(7) of the Code. The General Partner shall take such action as may be necessary to cause each Limited Partner to become a “notice partner” within the meaning of section 6223 of the Code. The General Partner shall inform each Limited Partner of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice on or before the fifth Business Day after becoming aware of the matter and, within that time, shall forward to each Limited Partner copies of all significant written communications it may receive in that capacity.

ARTICLE IX

BOOKS, RECORDS AND BANK ACCOUNTS

9.01 Maintenance of Books. The books of account for the Partnership shall be maintained on an accrual basis in accordance with generally accepted accounting principles. The capital accounts of the Partners shall be maintained in accordance with Section 4.04. The calendar year shall be the accounting or fiscal year of the Partnership.

9.02 Accounts. The General Partner shall establish and maintain one or more separate bank and investment accounts and arrangements for Partnership funds in the Partnership name with financial institutions and firms that the General Partner determines.

ARTICLE X

WITHDRAWAL, BANKRUPTCY, ETC. OF GENERAL PARTNER

10.01 Withdrawal, Bankruptcy, Etc. of General Partner. (a) The General Partner agrees that it will not withdraw from the Partnership as the general partner within the meaning of Section 17-602(a) of the Act without the written consent of all other Partners. If the General Partner withdraws from the Partnership in violation of this covenant, the withdrawal is effective on the 90th day following notice of the withdrawal to all Limited Partners, or such later date as the notice may specify. On a withdrawal in violation of this Section 10.01(a), the Partnership’s remedies shall be limited to the recovery of monetary damages arising from such violation, it being understood that neither the Partnership nor any Limited Partner shall have the right, through specific performance or otherwise, to prevent the General Partner from withdrawing in violation of this Agreement.

(b) The General Partner does not cease to be the general partner in the Partnership on the occurrence of an event of the type described in Section 17-402(a)(7)-(11) of the Act, but ceases to be the general partner on the substantial completion of winding up of the

General Partner’s activities. The General Partner shall notify each Limited Partner that an event of the type described in Section 17-402(a)(4), (5) or (7)-(11) of the Act has occurred with respect to it on or before the fifth Business Day after that occurrence.

(c) Following any notice that the General Partner is withdrawing, or following the occurrence of an event of the type described in Section 17-402(a)(4)-(11) of the Act with respect to the General Partner (without regard to the lapse of any time periods), a Required Interest by written consent may select a new General Partner. The Person selected shall be admitted to the Partnership as the General Partner effective immediately prior to the existing General Partner’s ceasing to be the General Partner with a Sharing Ratio that the Limited Partners making the selection specify, but only if the new General Partner has made a Capital Contribution in an amount the Limited Partners making the selection specify and has executed and delivered to the Partnership a document including the new General Partner’s notice address and its agreement to be bound by this Agreement. Notwithstanding the foregoing provisions of this Section 10.01(c), for the right to select a new General Partner to exist or be exercised, the Partnership must receive (unless all the Limited Partners agree otherwise) a favorable opinion of the Partnership’s legal counsel or of other legal counsel acceptable to the Limited Partners making the selection to the effect that the selection and admission (if any) will not result in (i) the loss of limited liability of any Limited Partner or (ii) the Partnership’s being treated as an association taxable as a corporation for federal income tax purposes. Notwithstanding the foregoing provisions of this Section 10.01(c), the selection of a new General Partner shall be rescinded (and the existing General Partner shall continue as such) if the event that permitted the selection of a new General Partner is an event of the type described in Section 17-402(a)(5) of the Act that with the passage of time would cause the existing General Partner to become a Bankrupt Partner but that situation does not continue and the existing General Partner does not become a Bankrupt Partner.

10.02 Conversion of Interest. Simultaneously with the General Partner’s ceasing to be General Partner following the admission of a new General Partner pursuant to Section 10.01(c), the former General Partner’s Partnership Interest as the General Partner automatically is converted into that of a Limited Partner having a Sharing Ratio equal to the Sharing Ratio of the former General Partner as the General Partner immediately prior to its ceasing to be the General Partner, and the General Partner automatically is admitted to the Partnership as a Limited Partner.

ARTICLE XI

DISSOLUTION, LIQUIDATION, AND TERMINATION

11.01 Dissolution. The Partnership shall dissolve and its business and affairs shall be wound up on the first to occur of the following:

(a) the written consent of the General Partner and a Required Interest;

(b) the date set forth in Section 2.06;

(c) the General Partner’s ceasing to be the General Partner as described in Section 10.01(a) or (b), unless a new General Partner is selected and admitted as provided in Section 10.01(c); or

(d) any other event causing dissolution as described in Section 17-801 of the Act (other than an event described in Section 17-402(a)(5) or (7)-(11) of the Act, except as provided in Sections 10.01(b) and 11.01(c));

provided, however, that if dissolution otherwise would occur due to an “event of withdrawal of a general partner” (as defined in Section 17-101(3) of the Act) with respect to the General Partner and a new General Partner is being admitted pursuant to Section 10.01(c), the new General Partner shall carry on the business of the Partnership, and the Partnership shall not dissolve.

11.02 Liquidation and Termination. On dissolution of the Partnership, the General Partner shall act as liquidator or may appoint one or more other Persons as liquidator; provided, however, that if the Partnership dissolves on account of an event of the type described in Section 17.402(a)(4)-(11) of the Act with respect to the General Partner, the liquidator shall be one or more Persons selected in writing by a Required Interest. The liquidator shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided in this Agreement. The costs of liquidation shall be borne as a Partnership expense. Until final distribution, the liquidator shall continue to operate the Partnership properties with all of the power and authority of the General Partner. The steps to be accomplished by the liquidator are as follows:

(a) as promptly as practicable after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidator shall pay from Partnership funds all of the debts and liabilities of the Partnership (including, without limitation, all expenses incurred in liquidation and any advances described in Section 4.03) or otherwise make adequate provision for them (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c) all remaining assets of the Partnership shall be distributed to the Partners as follows:

(i) the liquidator may sell any or all Partnership property, including to Partners, and any resulting gain or loss from each sale shall be computed and allocated to the capital accounts of the Partners;

(ii) with respect to all Partnership property that has not been sold, the fair market value of that property shall be determined and the capital accounts of the Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the capital accounts previously would be allocated among the Partners if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

(iii) Partnership property shall be distributed among the Partners in accordance with the positive capital account balances of the Partners, as determined after taking into account all capital account adjustments for the taxable year of the Partnership during which the liquidation of the Partnership occurs (other than those made by reason of this clause (iii)); and those distributions shall be made by the end of the taxable year of the Partnership during which the liquidation of the Partnership occurs (or, if later, 90 days after the date of the liquidation).

All distributions in kind to the Partners shall be made subject to the liability of each distributee for its allocable share of costs, expenses, and liabilities previously incurred or for which the Partnership has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee under this Section 11.02. The distribution of cash and/or property to a Partner in accordance with the provisions of this Section 11.02 constitutes a complete return to the Partner of its Capital Contributions and a complete distribution to the Partner of its Partnership Interest and all the Partnership’s property and constitutes a compromise to which all Partners have consented within the meaning of Section 17-502(d) of the Act. To the extent that a Partner returns funds to the Partnership, it has no claim against any other Partner for those funds.

11.03 Termination. On completion of the distribution of Partnership assets as provided in this Agreement, the Partnership is terminated, and the General Partner (or such other Person or Persons as the Act may require or permit) shall cause the cancellation of the Certificate and any filings made as provided in Section 2.05 and shall take such other actions as may be necessary to terminate the Partnership.

ARTICLE XII

GENERAL PROVISIONS

12.01 Offset. Whenever the Partnership is to pay any sum to any Partner, any amounts that Partner owes the Partnership may be deducted from that sum before payment.

12.02 Notices. All notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by facsimile transmission. A notice, request, or consent given under this Agreement is effective on receipt at the address of the Person to receive it. All notices, requests, and consents to be sent to a Partner must be sent to or made at the addresses given for that Partner on Exhibit A or in the instrument described in Section 10.01(c), or such other address as that Partner may specify by notice to the other Partners. Any notice, request, or consent to the Partnership must be given to the General Partner.

12.03 Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the Partners and their affiliates relating to the Partnership and supersedes all prior contracts or agreements with respect to the Partnership, whether oral or written.

12.04 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Partnership is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Partnership. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Partnership, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

12.05 Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument executed by all of the Partners.

12.06 Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Partners and their respective heirs, legal representatives and successors.

12.07 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected and that provision shall be enforced to the greatest extent permitted by law.

12.08 Further Assurances. In connection with this Agreement and the transactions contemplated by it, each Partner shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

12.09 Waiver of Certain Rights. Each partner irrevocably waives any right it may have to maintain any action for dissolution of the Partnership or for partition of the property of the Partnership.

12.10 Indemnification. To the fullest extent permitted by law, each Partner shall indemnify the Partnership and each other Partner and hold them harmless from and against all losses, costs, liabilities, damages, and expenses (including, without limitation, costs of suit and attorney’s fees) they may incur on account of any breach by that Partner of this Agreement.

12.11 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

EXECUTED as of the date first set forth above.

GENERAL PARTNER:	DAYTON HOLDING COMPANY

	By:	/s/ Thomas O. Burkett
Thomas O. Burkett
President

LIMITED PARTNER:	GOODMAN MANUFACTURING COMPANY, LP.

	By:	GOODMAN HOLDING COMPANY,
its General Partner

	By:	/s/ Thomas O. Burkett
Thomas O. Burkett
President

EXHIBIT A

Name and Address of Partner	Sharing Ratio	Initial Capital Contribution
General Partner:

Dayton Holding Company 990 Manufacturers Road Dayton, Tennessee 37321	0.1%	$1.00

Limited Partner:

Goodman Manufacturing Company, L.P. 1501 Seamist Houston, Texas 77008	99.9%	$9,990.00

GOODMAN COMPANY, L.P. 1501 Seamist Houston, Texas 77008

Re: Confirmation of Change in Trustee Designations

Pursuant to Section 11.3 of the Agreement of Limited Partnership (the “Agreement”) made as of March 8, 1994, by and among the undersigned, as General Partner, and the persons identified on Exhibit A attached to the Agreement, as Limited Partners, the undersigned hereby confirms that, effective as of the date hereof and pursuant to numbered paragraph 4 of the Final Judgment Approving Minor Settlement entered on September 21, 2000 by the Presiding Judge in the District Court of Harris County, Texas, 334th Judicial District, in Cause No. 98-54842, Bessemer Trust Company was appointed to succeed John B. Goodman as trustee of the Hutton Gregory Goodman 1994 Trust, the Hannah Jane Goodman 1994 Trust, the Mary Jane Goodman 1994 Trust and the Harold Viterbo Goodman II 1994 Trust.

Dated and effective as of September 21, 2000.

GENERAL PARTNER

DAYTON HOLDING COMPANY,

By:	/s/ John B. Goodman
John B. Goodman
Chairman, President and
Chief Executive Officer

GOODMAN COMPANY, L.P.

1501 Seamist

Houston, Texas 77008-5097

March 8, 2001

Re: Amendment of Partnership Agreement

Pursuant to Section 11.3 of the Agreement of Limited Partnership (the “Agreement”) made as of March 8, 1994, by and among the undersigned, as General Partner, and the persons identified on Exhibit A attached to the Agreement, as Limited Partners, the undersigned hereby certifies that the Agreement has been amended by (a) amending Section 5.5(b) in its entirety to read as set forth in Annex A hereto and (b) to add a new Section 11.8 thereto to read as set forth in Annex A hereto.

The undersigned general partner received consent to such amendment on March 8, 2001 of partners owning at least sixty percent (60%) in interest of the Partnership by virtue of such partners’ execution of the Consent attached to the Agreement and Plan of Merger dated as of March 8, 2001 among the Company and the other entities signatory thereto, and the amendment became effective March 8, 2001.

GENERAL PARTNER

DAYTON HOLDING COMPANY,

By:
John B. Goodman
Chairman, President and
Chief Executive Officer

ANNEX A

Section 5.5(b) of the Partnership Agreement was amended in its entirety to read as follows:

(b) To reflect a modification of the Partnership or an amendment of this Agreement and/or the Certificate, including an amendment to this Agreement to reflect the consummation of one or more of the transactions contemplated by the Plan and Agreement of Merger dated as of March 8, 2001 among the General Partner, the Partnership and others;

Article XI of the Quietflex L.P. Agreement was amended to add the following provision as the last section in that Article:

11.8 Mergers. If the General Partner shall propose in writing to the Partners the adoption of a plan of merger with one or more other entities and if within a reasonable time thereafter (such time to be specified in the proposal), at least sixty percent (60%) in interest of the Partners (voting in proportion to their Partnership Interests) give their written consent thereto, then such plan of merger shall become effective as of the date specified or provided therein. For purposes of this Section 11.9, the term “other entities” include any entity, whether organized for profit or not, that is a corporation, limited or general partnership, limited liability company, real estate investment trust, joint venture, joint stock company, cooperative, association, bank, trust, insurance company, or other legal entity organized pursuant to the laws of Texas or any other state or country.